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                                                                  Exhibit (c)(7)

                  SUPPORT AGREEMENT (this "Agreement"), dated as of March 8, 1998, by and between Western Atlas Inc., a Delaware corporation ("Parent"), and Wayne P. Widynowski ("Seller").

                  WHEREAS, concurrently herewith, Parent, WAI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a subsidiary of Parent, and 3-D Geophysical, Inc. (the "Company"), a Delaware corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement", which term shall not include any amendment to such Agreement which decreases the Offer Price or changes the form of consideration payable in the Offer, unless Seller consents to the inclusion of such amendment in such term). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company, at $9.65 per share (the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of the Purchaser with and into the Company;

                  WHEREAS, as of the date hereof, Seller beneficially owns directly ______________ Shares (the "Owned Shares", and together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise, the "Tender Shares");

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and the Purchaser have required that Seller agree, and Seller hereby agrees, to enter into this Agreement; and

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

                   1. Agreement to Vote.

                   1.1 Voting. Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, Seller shall (a) vote the Tender Shares in favor of the Merger;
(b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business. Seller hereby revokes any proxy previously granted
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by him with respect to the Tender Shares. Seller hereby permits Parent and the
Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) his identity and ownership of the Tender Shares and the nature of his commitments, arrangements and understandings under this Agreement.

                   1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

                   (i) Seller hereby irrevocably grants to, and appoints, William H. Flores and James E. Brasher, or either of them, in their respective capacities as officers or directors of Parent, and any individual who shall hereafter succeed to any such office or directorship of Parent, and each of them individually, Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Seller, to vote the Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Acquisition Transaction and otherwise as contemplated by Section 1.2.

                   (ii) Seller represents that any proxies heretofore given in respect of the Tender Shares are not irrevocable, and that any such proxies are hereby revoked.

                   (iii) Seller understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Seller's execution and delivery of this Agreement. Seller hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Seller under this Agreement. Seller hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

                   1.3 No Inconsistent Arrangements. Seller hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) except to the Company, transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Tender Shares or any interest therein, (ii) except with the Company, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Tender Shares, (iv) deposit the Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of Seller hereunder untrue or incorrect.

                   1.4 No Solicitation. Seller hereby agrees that Seller shall not, and shall not permit or authorize any of his affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group

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(other than Parent, the Purchaser or any of their affiliates or representatives)
concerning any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Seller will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. From and after the execution of this Agreement, Seller shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction. Seller shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Any action taken by the Company or any member of the Board of Directors of the Company including, if applicable, Seller acting in such capacity, in accordance with the proviso to the second sentence of Section 6.10(a) of the Merger Agreement shall be deemed not to violate this Section 1.5.

                   1.5 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Seller hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Seller shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by Seller with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

                   1.6 Waiver of Appraisal Rights. Seller hereby waives any rights of appraisal or rights to dissent from the Merger that he may have.

                   2. Expiration. This Agreement and Seller's obligation to tender provided hereto shall terminate on the earlier of the payment for the Shares pursuant to the Offer and the termination of the Merger Agreement in accordance with its terms.

                   3. Representation and Warranties. Seller hereby represents and warrants to Parent as follows:

                           (a) Title. Seller has good and valid title to the
                  Tender Shares, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature and, upon the purchase of the Tender Shares by the Purchaser, Seller will deliver good and valid title to the Tender Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature.

                           (b) Ownership of Shares. On the date hereof, the
                  Owned Shares are owned of record or beneficially by Seller and, on the date hereof, the Owned Shares constitute all of the Shares owned of record or beneficially by Seller. Seller has sole voting power and sole power of disposition with respect to all of




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                  the Owned Shares, with no restrictions, subject to applicable federal securities laws, on Seller's rights of disposition pertaining thereto.

                           (c) Power; Binding Agreement. Seller has the legal
                  capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

                           (d) No Conflicts. Other than in connection with or in
                  compliance with the provisions of the Exchange Act and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of Seller under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which his properties or assets are bound.

                           (e) No Finder's Fees. No broker, investment banker,
                  financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

                   4. Additional Shares. Seller hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by Seller, if any, after the date hereof.

                   5. Further Assurances. From time to time, at the Parent's request and without further consideration, Seller shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

                   6. Miscellaneous.

                   6.1 Non-Survival. The representations and warranties made herein shall terminate upon Seller's sale of the Tender Shares to the Purchaser in the Offer, other than Seller's representation and warranty in Section 3.2(a), which shall survive the sale of the Tender Shares and the termination of this Agreement following such sale.


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                   6.2 Entire Agreement; Assignment. This Agreement (i)
constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                   6.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                   6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Seller:





         copy to Seller's Counsel:





         If to Parent:

                           Western Atlas Inc.
                           10205 Westheimer Road
                           Houston, Texas  77042-3115
                           Attention:  James E. Brasher, Esq.
                           Fax:  (713) 266-1717

         copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attention:  Daniel A. Neff, Esq.
                           Fax:  (212) 403-2000


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or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                   6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                   6.6 Specific Performance. Seller recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore Seller agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                   6.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

                   6.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                   6.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.


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                  IN WITNESS WHEREOF, Parent and Seller have caused this
Agreement to be duly executed as of the day and year first above written.


                                       WESTERN ATLAS INC.


                                       By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                       SELLER



                                             -----------------------------------
                                             Name:

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